EXHIBIT F

                                                December 18, 2002





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Entergy Corporation, et al.
          File No. 70-10098

Ladies and Gentlemen:

          I am Associate General Counsel for Entergy Services, Inc. and in my capacity as such I am familiar with the transactions proposed by Entergy Louisiana, Inc. (the "Proposed Transactions") and described in the Application-Declaration on Form U-1, as amended (the "Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") in the above-referenced File. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Application.

          In connection with this opinion, I have examined, among other things, the Application and such other documents, certificates and corporate records, and such other matters of law, as I have deemed necessary to form the basis of this opinion.

          The opinions expressed below are subject to the following assumptions and conditions:

          (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of Entergy Louisiana, Inc.

          (b) The Commission shall have entered an appropriate order or orders with respect to the Proposed Transactions granting the Application and permitting it to become effective under the Act and the rules and regulations thereunder.

          (c) The Proposed Transactions shall have been consummated in accordance with the Application and the order or orders of the Commission issued with respect thereto.

          Based upon the foregoing, it is my opinion that:

          1. All state laws applicable to the participation of the Applicant-Declarant or Entergy Corporation in the Proposed
Transactions will have been complied with.

          2. The Applicant-Declarant will legally acquire any of its Common Stock that is repurchased from Entergy Corporation.

          3. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the Applicant-Declarant or any associate company thereof.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                                   Very truly yours,

                                   /s/ John M. Adams, Jr.

                                   John M. Adams, Jr.